Exhibit 10.4

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered as of May 19, 2026 to be effective as of August 2, 2026, by and between Omega Healthcare Investors, Inc. (hereinafter “Omega” or the “Company”) and Robert O. Stephenson (hereinafter “Consultant”).

RECITALS

WHEREAS, until August 1, 2026, Consultant was an officer of Omega, as well as an officer and director of subsidiaries of Omega (collectively, the “Omega Companies”);

WHEREAS, Consultant has expertise in the area of Omega’s business and is willing to provide consulting services to Omega as set forth herein; and

WHEREAS, Omega is willing and desires to engage Consultant as an independent contractor, during the Term (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1.	Term; Termination; Rights on Termination.

(a)

This Agreement will commence on August 2, 2026, and unless modified by the mutual written agreement of the parties, shall continue until and through August 1, 2027 (as it may be extended, the “Term”), which shall be subject to extension by the Company (exercisable in the Company’s sole discretion) until and through February 1, 2028 to the extent the Company provides written notice to the Executive on or before August 1, 2027. This Agreement may be terminated at any time, with or without cause, by either party with ten (10) days written notice to the other party, and will also terminate if Consultant dies during the Term. The effectiveness of this Agreement is contingent upon Consultant signing on August 2, 2026, and returning on August 2, 2026 that certain Release Agreement and not revoking the Release Agreement within the revocation period provided therein.

	(b)	If Omega terminates this Agreement during the Term, other than for Consultant’s willful failure or gross negligence in performing the consulting services described on Schedule A hereof (the “Services”) or due to a material breach of that certain Transition and Release Agreement dated May 19, 2026 (the “Transition Agreement”) or another agreement described therein, Consultant shall receive from Omega, the monthly Consulting Fee (defined below) then in effect for whatever time period is remaining under the Term. If Omega terminates this Agreement due to Consultant’s willful failure or gross negligence in performing the Services or due to a material breach of the Transition Agreement or another agreement described therein or Consultant terminates this Agreement during the Term or dies during the Term, the Company shall pay Consultant only so much of the monthly Consulting Fee as have accrued to the date of termination of this Agreement.

2.	Compensation.

In consideration of the Services that may be performed by Consultant, Omega agrees to pay Consultant $12,000 per month during the Term as a retainer for Consultant’s services for Services of up to twenty (20) hours per month, subject to the maximum number of hours of services to be provided as described in Section 3(b) below, with monthly payments being made on or before the last business day of the month following provision of the Services during the Term of this Agreement (“Consulting Fee”). Should Consultant exceed 20 hours per month in provision of the Services, the Chief Executive Officer and Consultant shall mutually agree on any additional fee payable, if any. The Company may withhold from any amounts payable with respect to this Agreement such federal, state, local and other taxes as may be required to be withheld, if any, pursuant to any applicable law or regulation. As Consultant is not an employee of any of the Omega Companies, Consultant shall not be permitted to participate in any benefit plans of any of the Omega Companies, except for any right he has to participate in group health plans pursuant to COBRA as a result of a termination of employment.

3.	Terms and Scope of Services.

(a)	This Agreement shall control and govern all work performed by Consultant. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the Omega Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of the Omega Companies.

(b)	The scope of services to be provided hereunder is set forth in Schedule A hereto and as further modified and amended under subsequent written agreements between the parties. It is understood that the number of hours of services to be provided hereunder per month are expected over the Term not to exceed twenty percent (20%) of the time worked by Consultant per month for the Omega Companies averaged over the thirty-six month period before the first day of the Term.

(c)	All travel and out-of-pocket expenses incurred by Consultant for the benefit of the Omega Companies and in the performance of this agreement that are approved by the Company, shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

(d)	All payments to Consultant hereunder will be reported on Form 1099, and Consultant agrees to accept exclusive liability for the payment of all taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based on the fees and expense reimbursements paid to Consultant; and Consultant agrees to reimburse Omega for any of the aforesaid taxes or contributions which by law Omega may be required to pay because of Consultant’s failure to pay the same.

(e)	The level of Consultant’s services under this Agreement is intended to result in a “separation from service” (as defined under Section 409A of the Internal Revenue Code) occurring on August 1, 2026. Consultant acknowledges that the Company makes no warranties as to any tax consequences regarding payment of the Consulting Fee, and Consultant shall solely be responsible for payment of his own taxes.

(f)	Consultant, as an independent contractor, shall personally perform the services rendered under this Agreement and may not subcontract or delegate his duties to any other party. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment. Subject to Section 3(b), Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. Consultant shall use Consultant’s best efforts in such endeavors. Consultant shall also perform Consultant’s services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

(g)

Consultant shall have no authority to bind the Omega Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on the Omega Companies. Consultant shall not be subject to the supervision, direction or control of the Omega Companies as to the particular means or methods of performing his services. However, the Omega Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with appropriate standards and specifications.

(h)	Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain proprietary or confidential information, consistent with the requirements of the Intellectual Property Agreement.

4.	Indemnification. The Company will indemnify Consultant for expenses actually and reasonably incurred that directly result from any claims made against Consultant arising out of any actions by Consultant that are within the scope of services, and consistent with the standards of performance, required under this Agreement, except to the extent that the Consultant’s actions were dishonest, were in bad faith, were opposed to the interests of the Company, involved an improper personal benefit to Consultant, involved criminal conduct by Consultant or were grossly negligent; provided, however, as a condition of indemnification, Consultant must promptly notify the Company of each claim that may give rise to indemnification hereunder and all relevant facts of which Consultant is aware and, unless the Company has a conflict of interest, the Consultant must allow the Company to assume the defense of the claim.

5.	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof, other than the Transition and Release Agreement entered into between Consultant and Omega.

6.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of Omega.

7.	Remedy for Breach. Should either Consultant or Omega resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

8.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

9.	Duplicate. This Agreement may be executed in duplicate originals and is not effective unless signed by both parties.

IN WITNESS WHEREOF, Omega and Consultant have executed this Agreement effective as of the date first written above.

Consultant		Omega Healthcare Investors, Inc.

By:	/s/ Robert O. Stephenson	By	/s/ C. Taylor Pickett
	Robert O. Stephenson		C. Taylor Pickett, Chief Executive Officer

SCHEDULE A

SCOPE OF SERVICES

Consultant shall render such transitional support services and perform such individual projects as may be requested by the Chief Executive Officer of Omega from time to time during the Term (the “Services”). All services rendered and performance thereof shall be at the direction of the Chief Executive Officer of Omega.

Schedule A – Page 1